Exhibit 10.18

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (“Agreement”) is made by and between Parviz Ghaffaripour (“Employee”) and Advanced Analogic Technologies, Inc. (“AATI” or the “Company”) together with all of its direct or indirect parent companies, subsidiaries or subsidiaries of its parent companies) (Employee and the Company collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee was employed by the Company pursuant to an offer letter from the Company dated February 5, 2007 (the “Offer Letter”) in the capacity of Executive Vice President, Products and Chief Operating Officer. Employee’s initial base salary in the Offer Letter was $275,000 per annum, and his final salary was $294,250.08 per annum. According to the Offer Letter, Employee’s target award percentage under the Management Bonus Program was 50% of base salary. Employee was actually paid a bonus for 2007 over 112% of his base salary;

WHEREAS, the Company and Employee have entered into the following two (2) stock option agreements granting Employee the option to purchase shares of the Company’s common stock subject to the terms and conditions of the Company’s 2005 Equity Inventive Plan (for Option numbers 00003317 and 00003135): a Stock Option Agreement dated October 31, 2007 (Option number 00003317, for 100,000 shares), and a Stock Option Agreement dated February 2, 2007 (Option number 00003135, for 500,000 shares) (collectively, the “Stock Agreements” and the options subject to the Stock Agreements, the “Options”);

WHEREAS, Employee departed from employment with the Company effective June 23, 2008 (the “Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that (A) the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of, or in any way related to Employee’s employment with, or separation from, the Company and (B) certain claims that Employer may have against Employee;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1. Consideration.

a. Cash Salary. The Company agrees to pay Employee a lump sum equivalent to six (6) months of Employee’s base salary, for a total of One Hundred Forty-Seven Thousand One Hundred Twenty-Five Dollars and Four Cents ($147,125.04), less applicable withholding. This payment will be made to employee within ten (10) business days after the Effective Date of this Agreement. In addition, in consideration of Employee’s ADEA waiver included in Section 5 hereof, the Company shall pay Employee an additional Twelve Thousand Eight Hundred and Seventy Five Dollars ($12,875.00), less applicable withholding

b. Cash Bonus. Employee shall be eligible to receive payments under the Company’s 2008 Bonus Plan (the “2008 Plan”) if and to the extent that the Company’s CEO or CFO shall receive a payment thereunder. If the Company’s CEO or CFO shall receive any such payment, the Company shall pay Employee within ten business days after such payment, one-half of the amount which would have been payable to the Employee under the 2008 Plan if the Employee had remained an employee of the Company throughout 2008 and until the date of payment under the 2008 Plan and if the Employee was paid the same percentage of his target award percentage under the 2008 Plan. Employee hereby waives any rights to receive any remaining or additional payments under the 2008 Plan.

c. Stock. In further consideration of Employee’s execution of this Agreement, the Company agrees to accelerate the vesting of Option number 00003135 held by Employee through February 9, 2009, as of the Effective Date. The Company and Employee hereby agree that the Stock Agreements are hereby amended to comply with the Board minutes granting the Options and entitle the Employee to exercise the Options up to nine months after the Separation Date. Furthermore, in order to facilitate accurate and timely required public reporting by both the Company and Employee (including Employee’s continuing reporting obligations under Section 16 of the Securities Exchange Act of 1934, as amended), Employee agrees, until six (6) months from the Separation Date, to immediately inform the Company and its representatives of any transactions engaged in by Employee involving the Company’s securities. Employee shall be deemed to comply with the requirements of the preceding sentence if Employee or an authorized representative of Employee provides full details of any such transaction no later than the business day following the date on which such transaction occurred to any one of the following individuals via electronic mail or facsimile: Brian McDonald (bmcdonald@analogictech.com; 408-716-2525); Scott Miller (smiller@analogictech.com; 408-330-1546); Alexander Phillips (aphillips@wsgr.com; 650-493-6811); Nicole Soluri (nsoluri@wsgr.com; 650-493-6811).

d. Benefits. Employee’s health insurance benefits (including medical, vision and dental) shall cease on the last day of June 2008, subject to Employee’s right to elect COBRA. Provided that Employee timely elects COBRA coverage and submits proof of premium payment, the Company will reimburse Employee for up to six (6) months of COBRA coverage pursuant to its normal expense reimbursement policies and procedures. The Company will assist Employee to timely elect COBRA coverage. Employee’s participation in all other benefits and incidents of employment, including, but not limited to, vesting in stock options, other than in accordance with the Option Agreements as amended hereby, and the accrual of bonuses, vacation, and paid time off, ceased as of the Separation Date.

e. Laptop Computer and Cell Phone. The Company will reimburse Employee for the cost of a notebook computer up to $4,000.00 upon presentation to Company of an expense report and appropriate back-up invoices. Employee shall retain his cell phone and current line at the Company’s expense until the end of December 2008, and the Company will enable Employee to transfer that cell phone number to Employee for use thereafter.

2. Payment of Salary. Subject to reimbursement of pending business expenses, Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid all salary, wages, bonuses, accrued vacation/paid time off, housing allowances, relocation costs, interest, severance, outplacement costs, fees, commissions, and any and all other benefits and compensation due to Employee.

3. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, and subsidiaries, and predecessor and successor corporations and assigns (the “Releasees”). Employee, on his own behalf, and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a. any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; workers’ compensation, to the extent permitted by law, and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the California Family Rights Act; the California Labor Code, except as prohibited by law; the California Workers’ Compensation Act, except as prohibited by law; and the California Fair Employment and Housing Act.

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, claims under Division 3, Article 2 of the California Labor Code (which includes California Labor Code section 2802 regarding indemnity for necessary expenditures or losses by employee) and claims prohibited from release as set forth in California Labor Code section 206.5 (specifically “any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made”).

Company, on its behalf, and on behalf of the Releasees, hereby and forever releases the Employee and his successors and heirs from, and agrees not to sue concerning, or in any manner to institute, prosecute or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to the Released Matters (as hereinafter defined). For purposes of this Agreement, “Released Matters” include any claim that Company or any Releasee may have arising from (i) statements made by Employee to the members of the Company’s Board of Directors at the meeting held following his separation from the Company, (ii) any email correspondence to the Company’s Board of Directors related to such meeting and (iii) any truthful responses in the course of any internal or external Company investigation, or as part of any investigation by a state or federal administrative agency.

4. Directors & Officers Liability Insurance (“D&O Policy”). The Parties acknowledge and understand that the Company’s D&O Policy will cover Employee throughout the time period in which Employee was an officer of the Company and will cover all applicable claims against Employee in accordance with the terms of the D&O Policy, in such capacity or otherwise, even if made after the Separation Date. Company acknowledges that the Indemnification Agreement dated February 7, 2007 between the Company and Employee remains in full force and effect.

5. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke the Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to Lorelei Poulton or Scott Miller, that is received prior to the Effective Date.

6. California Civil Code Section 1542. Employee acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

7. No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees. The Company represents that it has no lawsuits, claims, or actions pending in its name or on behalf of any other person or entity, against the Employee or his successors or heirs. The Company also represents that it does not intend to bring any claims on its own behalf or on behalf of any other person or entity against the Employee or his successor or heirs based on information known at this time.

8. Confidentiality. Each party agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Separation Information shall not include (i) any information in the Offer Letter, (ii) the terms of Employee’s employment with the Company until the Separation Date, (iii) any information concerning Employee’s departure from the Company included in any press release or SEC filing made by the Company, and (iv) any information concerning Employee’s departure from the Company or the substance of this Agreement that is reasonably disclosed by the Company or Employee for business, commercial, or compliance purposes. Except as required by law, Employee may disclose Separation Information only to his immediate family members. Separation Information may be disclosed by either Party to its professional advisors, including its insurers or legal, tax and accounting advisors, or a Party may disclose Separation Information if required (i) by an order of a Court having jurisdiction or under subpoena from a court of law or an appropriate government agency, (ii) in order to obtain legal, accounting or tax or other professional services, (iii) in order to enforce this Agreement before an arbitral tribunal or court, or (iv) as may be legally required by the SEC, The NASDAQ Market LLC, the Financial Institutional Regulatory Authority or other applicable rules or regulations. The Parties intend that this confidentiality provision be interpreted as broadly as possible in order to provide the maximum confidentiality. Employee agrees that he will not publicize, directly or indirectly, any Separation Information.

Each Party acknowledges and agrees that the confidentiality of the Separation Information is of the essence. The Parties agree that if either of them proves that the other breached this confidentiality provision, the non-breaching Party shall be entitled to an award of its costs spent enforcing this provision, including all reasonable attorneys’ fees associated with the enforcement action, without regard to whether the non-breaching Party can establish actual damages from the breach, except to the extent that such breach constitutes a legal action by Employee that directly pertains to the ADEA. Any such individual breach or disclosure shall not excuse a Party from his obligations hereunder, nor permit him to make additional disclosures. Each Party warrants to the other that he or it has not disclosed, orally or in writing, directly or indirectly, any of the Separation Information to any unauthorized party.

9. Trade Secrets and Confidential Information/Company Property. Employee agrees to hold in the strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the President or the Board of Directors of the Company, any Company Confidential Information. “Company Confidential Information” means any non-public information that relates to the actual or anticipated business, research or development of the Company, or to the Company’s technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefore, customer lists and customers, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances and other business information; provided, however Company Confidential Information does not include any of the foregoing items to the extent the same have become publicly known and made generally available through no wrongful act of Employee or of others. Employee’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with his employment with the Company, or otherwise belonging to the Company. Company acknowledges that Employee has retained (in digital format) his correspondence file accumulated during the course of his employment with the Company.

10. No Cooperation. Employee agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall explain, without more, that he cannot provide counsel or assistance because of restrictions contained in a contract with the Company.

11. Non-Disparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Company agrees to refrain from any disparagement, defamation, libel, or slander of Employee, and agrees to refrain from any tortious interference with the contracts and relationships of Employee. Company agrees that any communication made by Employee to any member of the Company’s Board of Directors prior to the date hereof shall not in any event constitute disparagement, defamation, libel or slander of any of the Releasees. The parties agree that truthful responses in the course of any internal or external Company investigation, or as part of any investigation by a state of federal administrative agency, will not constitute disparagement under this Agreement. Employee acknowledges and agrees that the Company’s obligation under this paragraph is limited to the Company’s current Officers and Members of the Board of Directors, and only for so long as they remain employees or directors of the Company. Employee shall direct any inquiries by potential future employers to the Company’s human resources department, which shall use its best efforts to only provide Employee’s last position and dates of employment. Company shall forward to Employee emails that he has received between June 19, 2008 and the Effective Date hereof through his Company email account that do not involve Company business. Company shall use commercially reasonable efforts to tell persons calling Employee over the telephone other than on Company business where they can contact him. Company will forward to Employee promptly after the Effective Date a digital copy of his contact list from the Company’s email system.

12. Breach. Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the confidentiality provisions of this Agreement (Sections 8 and 9) shall entitle the Company immediately to seek appropriate remedies as provided by law. Except as provided by law, Employee shall also be responsible to the Company for all costs, attorneys’ fees, and any and all damages incurred by the Company in enforcing Employee’s obligations under those confidentiality provisions.

13. No Admission of Liability. Both parties understand and acknowledge that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims. No action taken by either party hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any potential claims or (b) an acknowledgment or admission by that party of any fault or liability whatsoever to the other party or to any third party.

14. Non-Solicitation. Employee agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Employee shall not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.

15. Costs. Except that the Company shall pay all fees and expenses of counsel to the Employee, the Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

16. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SANTA CLARA COUNTY, BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY.

17. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments provided to Employee or made on his behalf under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments made hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Employee’s failure to pay, or Employee’s delayed payment of, federal or state taxes payable by Employee.

18. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

19. No Representations. Employee represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

20. Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

21. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

22. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Offer Letter and the Stock Agreements. To the extent that the terms and conditions of the Stock Agreements conflict with this Agreement, the provisions of this Agreement shall control.

23. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

24. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions.

25. Effective Date. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective after seven (7) days have passed since Employee signed the Agreement, provided that it is not revoked by either Party before that date (the “Effective Date”).

26. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

27. Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company of any third party. Employee acknowledges that:

(a) He has read this Agreement;

(b) He has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c) He understands the terms and consequences of this Agreement and of the releases it contains; and

(d) He is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: July 30, 2008	By:	/s/ Parviz Ghaffaripour
Parviz Ghaffaripour, an individual

Dated: July 30, 2008	By:	/s/ Richard Williams
Richard Williams, President & CEO
Advanced Analogic Technologies, Inc.